Exhibit 10.59
Trustee Compensation Policy
Annual Trustee compensation for 2006 shall be as follows:

Non-Employee Trustees	2006
Annual Retainer — Board Members	$22,500
Annual Retainer — Audit Committee Chairman	$15,000
Annual Retainer — Executive Compensation Committee Chairman	$7,500
Annual Retainer — Executive Committee Chairman	$7,500
Annual Retainer — Governance Committee Chairman	$7,500
Annual Retainer — Lead Trustee	$15,000

Per Board Meeting Attended in Person	$1,750	*
Per Board Meeting Attended by Telephone	$1,000

Committee Members (other than Chairman):
Per Committee Meeting Attended in Person	$1,250	*
Per Committee Meeting Attended by Telephone	$1,000

Committee Chairman:
Per Committee Meeting Attended in Person or by Telephone	$1,750	*

*	Plus out of pocket expenses.
     Non-employee trustees can elect to receive common shares in lieu of all or a portion of annual board and committee fees pursuant to the Company’s Non-Employee Trustee Share Plan. Common shares received in lieu of fees under such plan shall have a fair market value equal to 125% of the amount of fees foregone.
     Non-employee trustees shall also receive an option to purchase 5,000 common shares upon election to the board, and an additional option to purchase 5,000 common shares following each annual election of trustees that occurs after the trustee has completed at least one year of service. These options will be issued under the Company’s Second Amended and Restated Employee Share Option and Restricted Share Plan. The options are to vest in one year after the date of grant, at an exercise price equal to the fair market value on the day of the grant.
     Non-employee trustees shall further receive a grant of $10,000 of restricted stock following each annual election of trustees that occurs after the trustee has completed at least one year of service. This restricted stock will be issued under the Company’s Second Amended and Restated Employee Share Option and Restricted Share Plan. The restricted stock will be valued based on the fair market value on the day of the grant and will vest one year after the date of grant.
     Employee trustees are not entitled to any additional compensation for their service as trustees.